Exhibit 15.3

Letter dated February 7, 2017 from Deloitte Accountants B.V.
To Securities and Exchange Commission
We have read the statements made by ASML Holding N.V. (copy attached) included in Item 16F of Form 20-F dated February 7, 2017 of ASML Holding B.V., and are in agreement with the statements contained in the paragraphs 1, 2 and 3 on page 54 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
Yours sincerely,
/s/ Deloitte Accountants B.V.
Deloitte Accountants B.V.
Eindhoven, The Netherlands

February 7, 2017